As filed with the Securities and Exchange Commission on December 16, 2024.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANTERIS TECHNOLOGIES GLOBAL CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	99-1407174 (I.R.S. Employer Identification No.)

Toowong Tower, Level 3, Suite 302 9 Sherwood Road Toowong, QLD 4066 Australia (Address, including zip code, of Principal Executive Offices)

Anteris Technologies Global Corp. Equity Incentive Plan

Admedus Ltd Employee Long Term Incentive Plan

Anteris Technologies Ltd Employee Incentive Plan

Anteris Technologies Ltd Director Stock Option Program
(Full title of the plan)

Wayne Paterson
Chief Executive Officer

Anteris Technologies Global Corp.
860 Blue Gentian Road, Suite 340
Eagan, Minnesota 55121
(Name and address of agent for service)

(651) 493-0606

(Telephone number, including area code, of agent for service)

With a copy to:
Jeremy Cleveland Jones Day 1755 Embarcadero Road Palo Alto, California 94303 (650) 687-4173

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	⌧	Smaller reporting company	⌧
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by Anteris Technologies Global Corp. (“ATGC” or the “Company”) and relates to 8,251,897 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), of the Company, consisting of (i) 5,163,023 shares of Common Stock to be offered and sold pursuant to the Anteris Technologies Global Corp. Equity Incentive Plan (the “Equity Plan”), (ii) 29,646 shares of Common Stock underlying stock options previously issued and outstanding under the Admedus Ltd Employee Long Term Incentive Plan (the “2017 Incentive Plan”), (iii) 769,980 shares of Common Stock underlying stock options previously issued and outstanding under the Anteris Technologies Ltd Employee Incentive Plan (the “2020 Incentive Plan”), and (iv) 2,289,248 shares of Common Stock underlying stock options previously issued and outstanding under the Anteris Technologies Ltd Director Stock Option Program (the “Director Compensation Program” and together with the 2020 Incentive Plan and the 2017 Incentive Plan, the “Prior Plans”).

On December 16, 2024, the Company completed its U.S. initial public offering and received all of the issued and outstanding shares of Anteris Technologies Ltd (“ATL”) pursuant to a scheme of arrangement under Australian law between ATL and its shareholders (the “Scheme”) under Part 5.1 of the Australian Corporations Act 2001 (Cth) (the “Corporations Act”). Contemporaneously with implementation of the Scheme, ATL cancelled all existing options it had on issue in exchange for the Company issuing replacement options to acquire shares of Common Stock pursuant to a scheme of arrangement between ATL and its optionholders (the “Option Scheme”) under Part 5.1 of the Corporations Act. In connection with the Company’s U.S. initial public offering and the Schemes, (i) ATL’s ordinary shares were de-listed from the Australian Securities Exchange, (ii) ATL became a wholly-owned subsidiary of the Company, (iii) ATL assigned the Prior Plans to the Company, and (iv) the Company assumed ATL’s existing obligations in connection with awards granted under the Prior Plans and amended the Prior Plans and awards as necessary to provide for the issuance of the Common Stock or CHESS Depositary Interests over the Common Stock, as applicable, rather than the ordinary shares of ATL, upon the exercise of awards consisting of options under the Prior Plans. No further grants of awards will be made under the Prior Plans.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Equity Plan and the Prior Plans as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as a prospectus supplement pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s prospectus, dated December 12, 2024, filed with the Commission pursuant to Rule 424(b) of the Securities Act, relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-283414) and the offering of the Common Stock; and

(b)	the Registrant’s registration statement on Form 8-A (File No. 001-42437) filed with the Commission on December 10, 2024 pursuant to Section 12(b) of the Securities Act, relating to the shares of Common Stock, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Delaware law further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding of the types referred to above, or in defense of any claim, issue or matter therein, Delaware law provides that such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws require it to indemnify and hold harmless to the fullest extent permitted by applicable law, as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person. The Company is required to indemnify a person in connection with such a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by the person was authorized in the specific case by the Company’s board of directors.

The Company will further be required under its Amended and Restated Bylaws to pay the expenses (including attorneys’ fees) actually and reasonably incurred by a director or officer of the Company in defending any such proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses by law, under our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws or otherwise.

The rights conferred on any person by the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will not be exclusive of any other right which such person may have or hereafter acquire under any statute, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office.

The Company has entered into individual indemnification agreements with each of its directors and executive officers that require the Company to provide indemnification and advancement of expenses in accordance with its Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and that include certain additional provisions, including a requirement that the Company pay or reimburse the payment of attorneys’ fees and expenses in connection with any action by a director or executive officer to enforce the provisions of his or her indemnification agreements against the Company.

The Company has also obtained directors and officers liability insurance that will provide coverage with respect to liabilities asserted against the Company’s directors and executive officers incurred in such capacity, or arising out of his or her status as such. This insurance may in certain cases provide coverage with respect to liabilities for which the Company would not have the power to indemnify its directors and executive officers under Delaware law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description
4.1	Second Amended and Restated Certificate of Incorporation of Anteris Technologies Global Corp. (incorporated herein by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on December 16, 2024 (File No. 001-42437))

4.2	Amended and Restated Bylaws of Anteris Technologies Global Corp. (incorporated herein by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed on December 16, 2024 (File No. 001-42437))

5.1*	Opinion of Jones Day

23.1*	Consent of Jones Day (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm for Anteris Technologies Ltd

23.3*	Consent of Independent Registered Public Accounting Firm for Anteris Technologies Global Corp.

24.1*	Power of Attorney (included on signature page hereto)

99.1	Anteris Technologies Global Corp. Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Registrant’s Registration Statement on Form S-1 filed on November 22, 2024 (File No. 333-283414))

99.2*	Admedus Ltd Employee Long Term Incentive Plan

99.3*	Anteris Technologies Ltd Employee Incentive Plan

107*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on December 16, 2024.

Anteris Technologies Global Corp.

By:	/s/ Wayne Paterson
Name: Wayne Paterson
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wayne Paterson and Matthew McDonnell and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Wayne Paterson	Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2024
Wayne Paterson

/s/ Matthew McDonnell	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 16, 2024
Matthew McDonnell

/s/ John Seaberg	Director	December 16, 2024
John Seaberg

/s/ Stephen Denaro	Director	December 16, 2024
Stephen Denaro

/s/ Wenyi Gu	Director	December 16, 2024
Wenyi Gu